Exhibit 10.10

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

35 Spinelli Place • Cambridge MA 02138

March 14, 2017

Robert Mahoncy

[***]

Dear Bob:

On behalf of ReForm Biologics LLC (the “Company”), I am pleased to offer a revised employment offer to you. The purpose of this letter is to outline the terms for your employment subject to the terms of Company policies and other agreements.

Position: Your position with the Company will be Vice President of Research and Development and you will initially report to John Sorvillo, Chief Executive Officer.

Salary: The Company will pay you a salary at a rate of $230,000 per year for fall-time employment, subject to periodic review and adjustment at the discretion of the Company. Your salary will be paid twice a month in accordance with the Company’s standard payroll practices and shall be less applicable deductions and withholdings. As this new salary represents an increase in your current salary, we will pay you at the new salary retroactively back to January 1, 2017.

Benefits: The Company will continue to cover the employer portion of employee benefits and insurance programs generally made available to its full-time employees, consistent with the terms and conditions of those benefit programs. Details of these benefits programs will be made available to you upon request. You also will be eligible to receive paid vacation time. Currently, you are eligible to earn up to 20 days of paid vacation per year, which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself.

Incentive Units: You will be eligible to participate in the 2014 Restricted Unit Plan established for the Company, subject to approval by the Board of Directors. We will recommend to the Board of Directors at its next meeting after you join the Company that you be granted 40,000 incentive units in the Company. These incentive units will each have a strike price equal to the then fair market value and will vest according to the Company’s standard four-year vesting schedule (i.e. 25% after one year and 1/48 for each month thereafter).

Representation Regarding Other Obligations: This offer is conditioned upon your representation that you are not subject to any confidentiality or non-competition agreement or any other similar type of restriction that would affect your ability to devote full time and attention to your work at the Company. Please provide me with a copy of any such agreement into which you previously have entered.

Transition Plan from Crop Enhancement Inc.: We anticipate that you will continue to support Crop Enhancement Inc with a portion of your time on the following schedule:

• From January 1, 2017 through April 30, 2017:	50%

• From May 1, 2017 through May 31, 2017:	20%

• From June 1, 2017 through June 30, 2017	10%

• After June 30, 2017, upon mutual consent of RF and CE:	5%

Other Terms: The above terms are a summary of your initial employment relationship and are subject to later modification by the Company. Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. You also will be required to sign the Company’s standard Proprietary Information and Inventions Assignment and Noncompetition Agreement as a condition of your employment. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States. By accepting this offer, you agree to the terms of your employment set forth in this letter, and agree to observe all the policies outlined in our employee handbook, all general safety rules and all confidentiality/intellectual property agreements. The company reserves the right to alter or amend its policies, procedures and rules from time to time as may be required.

We are excited about the opportunity to work with you. Please confirm your acceptance of this offer of employment by no later than March 24, 2017 and let me know if you need any further information prior to your start date.

Very truly yours,

/s/ John Sorvillo
John Sorvillo
Chief executive Officer
ReForm Biologics LLC

Acknowledged and Accepted:

/s/ Robert Mahoney	3/16/17
Robert Mahoney	Date

Robert Mahoney,March 14, 2017	Page 2